Exhibit (a)(1)(i)

OFFER TO PURCHASE

VONAGE HOLDINGS CORP.

Offer to Purchase for Cash any and all of the Outstanding

5.0% Senior Unsecured Convertible Notes Due 2010

(CUSIP Nos. 92886TAA0, 92886TAB8, 92886TAC6 and 92886TAD4)1

Vonage Holdings Corp. (“Vonage”) is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Statement”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of its outstanding 5.0% Senior Unsecured Convertible Notes due 2010 (the “Notes”) from each holder of Notes. The offer, on the terms and subject to the conditions set forth in this Statement and the Letter of Transmittal, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, holders who validly tender and do not properly withdraw their Notes at or prior to the Expiration Date, defined below, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

The Offer is subject to the satisfaction of certain conditions, including (1) $185,000,000 minimum principal amount of Notes being validly tendered and not properly withdrawn (the “Minimum Tender Condition”), (2) the receipt by Vonage of the proceeds from a $95 million senior secured first lien credit facility (the “Senior Facility”) and the issuance by Vonage and its wholly owned subsidiary, Vonage America Inc., as co-issuer, of $90 million of convertible secured second lien notes (the “New Convertible Notes and together with the Senior Facility, the “Financing”) contemplated by the commitment letter, dated July 22, 2008 (the “Commitment Letter”), between Vonage and Silver Point Finance, LLC (“Silver Point”) (the “Financing Condition”) and (3) the satisfaction of the other conditions to the Offer set forth herein. For additional information, see the section entitled “Terms of the Offer—Conditions to the Offer” beginning on page 15 of this Statement.

See “Certain Significant Considerations” beginning on page 20 for a discussion of certain factors that should be considered in evaluating the Offer.

As of July 30, 2008, there was $253,460,031 aggregate principal amount of the Notes outstanding. The Notes are convertible into shares of our common stock at the conversion rate of 70.32 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $14.22 per share. The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. Our common stock currently is traded on the New York Stock Exchange under the symbol “VG.” The closing price of our common stock on July 29, 2008 was $1.42 per share.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2008, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

[1]	Applicable only to 5% Senior Unsecured Convertible Notes due 2010 that are represented by Rule 144A global securities, and not to any such notes that are represented by certificated securities.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF VONAGE, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER FOR THE OFFER, THE DEPOSITARY FOR THE OFFER OR THE INFORMATION AGENT FOR THE OFFER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS STATEMENT AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER OR OTHER FINANCIAL ADVISORS AND TAX ADVISORS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

THE OFFER IS BEING MADE TO ALL HOLDERS OF NOTES. WE ARE NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH ANY SUCH LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS RESIDING IN SUCH JURISDICTION.

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers appearing on the back cover. Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent, and copies will be furnished promptly at Vonage’s expense.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

The Dealer Manager for the Offer is:

Miller Buckfire & Co., LLC

July 30, 2008

In this Statement, “Vonage Holdings Corp.,” “Vonage,” “we,” “us,” “our” and the “Company” refer to Vonage Holdings Corp. and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Statement entitled “Vonage Holdings Corp.” and “Special Note Regarding Forward-Looking Statements” are to Vonage Holdings Corp. and its consolidated subsidiaries.

IMPORTANT

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement and the related Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by Vonage, the Dealer Manager, the Depositary (as defined herein) or the Information Agent. This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Vonage by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of any such document.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Statement have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the holders. None of Vonage, the Dealer Manager, the Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Statement, the Letter of Transmittal or any other document.

We reserve the right to terminate or extend the Offer if any condition of the Offer is not satisfied or waived by us and otherwise to amend the Offer in any respect. If we amend a condition to the Offer, we will give holders notice of such amendment as may be required by applicable law.

This Statement and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery contain important information that should be read before any decision is made with respect to the Offer.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a holder, may have about the Offer. We urge you to read carefully the remainder of this Statement, the Letter of Transmittal and the documents that are incorporated in this Statement by reference because the information in this summary is not complete and such documents contain important information.

Who is offering to purchase the Notes?

Vonage Holdings Corp., a Delaware corporation and the issuer of the Notes, is offering to purchase the Notes.

What class of securities is sought in the Offer?

We are offering to purchase any and all of our outstanding 5.0% Senior Unsecured Convertible Notes due 2010, which we refer to as the “Notes.”

Why is Vonage making the Offer?

We are making the Offer in order to acquire any or all of the outstanding Notes. You should read the section entitled “Purpose of the Offer” beginning on page 6 for more information.

What will Vonage do with the Notes purchased?

We will cancel the Notes that we purchase in the Offer and those Notes will cease to be outstanding.

How much is Vonage offering to pay for the Notes?

We are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes.

How many Notes will Vonage purchase?

We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

Is Vonage making any recommendation about the Offer?

Neither we nor the Dealer Manager, the Depositary or the Information Agent is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

Will Vonage’s directors and executive officers tender Notes in the Offer?

We expect that one or more of our directors and executive officers will tender in the Offer all or a portion of the Notes that they hold. You should read the section entitled “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes and Other Material Arrangements” on page 18 for more information.

Does Vonage have the financial resources to purchase the Notes?

Vonage expects that net proceeds to Vonage from the Financing together with cash on hand will provide the funds required to purchase all of the Notes sought pursuant to the Offer and to pay all fees and expenses in connection therewith. Vonage’s obligation to purchase Notes validly tendered and not properly withdrawn is subject to the Financing Condition. You should read the section entitled “Source and Amount of Funds” on page 7 and the section entitled “Terms of the Offer—Conditions to the Offer” on page 15 for more information.

What is the market value of the Notes?

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at the conversion rate of 70.32 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $14.22 per share. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “VG.” On July 29, 2008, the closing price per share of our common stock as reported on the New York Stock Exchange was $1.42. You should read the sections entitled “Market Price Information” on page 10 and “Certain Significant Considerations” on page 20 for more information.

How do I tender Notes?

There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

(1)	If your Notes are registered in your name,

(a)	complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

(b)	mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, which we refer to as the “Depositary,” at the address set forth on the back cover of this Statement, and

(c)	either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

(2)	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

(3)	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section entitled “Terms of the Offer—Procedure for Tendering Notes” beginning on page 12 for more information on how to tender your Notes.

If you want to tender your Notes but:

(1)	your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date,

(2)	you cannot comply with the procedure for book-entry transfer on or before the Expiration Date, or

(3)	your other required documents cannot be delivered to the Depositary on or before the Expiration Date,

you can still tender your Notes if you comply with the guaranteed delivery procedure described in “Terms of the Offer—Procedure for Tendering Notes—Guaranteed Delivery” beginning on page 13.

Are there any significant conditions to the Offer?

Notwithstanding any other provision of the Offer (or any extensions or amendments thereof), we will not be required to accept for payment, or pay for, any Notes tendered if, among other things, the following conditions are not satisfied:

(1) the Minimum Tender Condition, which requires $185,000,000 minimum principal amount of Notes being validly tendered and not properly withdrawn;

(2) the Financing Condition, which requires receipt by Vonage of the proceeds of the Financing and is subject to the satisfaction or waiver of all conditions precedent contained in the Commitment Letter; and

(3) the satisfaction of the other conditions to the Offer set forth herein.

These and other conditions are described in greater detail in the section entitled “Terms of the Offer—Conditions to the Offer” beginning on page 15. The conditions precedent to the availability of the Financing are described in the section entitled “Source and Amount of Funds” on page 7.

What will happen if the conditions to the Offer are not satisfied?

If any condition to the Offer is not satisfied (or waived), we may elect not to purchase any Notes tendered in the Offer, we may terminate the Offer or we may, subject to Rule 14e-l under the Exchange Act, extend or amend the Offer or postpone the acceptance of any Notes tendered or delay payment for Notes accepted for payment with respect to the Offer. You should read the section entitled “Terms of the Offer—Conditions to the Offer” beginning on page 15 for more information.

When does the Offer expire?

The Offer expires at midnight, New York City time, on August 27, 2008, unless we extend the Offer in our sole discretion.

Can the Offer be extended, amended or terminated and under what circumstances?

We may extend or amend the Offer in our sole discretion. We may extend the Offer until the conditions to the completion of the Offer described in the section entitled “Terms of the Offer—Conditions to the Offer” beginning on page 15 are satisfied (or waived). We may amend the Offer in any respect by giving written notice of such amendment to the Depositary and making a public announcement of the amendment.

If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section entitled “Terms of the Offer—Extension, Waiver, Amendment and Termination” on page 16 for more information.

How will holders of Notes be notified if the Offer is extended?

If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire. You should read the section entitled “Terms of the Offer—Extension, Waiver, Amendment and Termination” on page 16 for more information.

In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

When will holders receive payment for tendered Notes?

You will receive payment for your Notes promptly after the date on which we accept all Notes validly tendered and not properly withdrawn. You should read the section entitled “Terms of the Offer—General” beginning on page 11 for more information.

Can holders withdraw tendered Notes?

You may withdraw your tendered Notes at any time on or before the Offer expires at midnight, New York City time, on August 27, 2008 or, if the Offer is extended, the time and date when the extended Offer expires. You also may withdraw your Notes if we have not accepted them for payment by September 24, 2008.

How do holders withdraw previously tendered Notes?

To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes, but you may re-tender your Notes by again following the proper tender procedures. You should read the section entitled “Terms of the Offer—Withdrawal of Tendered Notes” beginning on page 14 for more information on how to withdraw previously tendered Notes.

What happens to Notes that are not tendered?

Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the section entitled “Certain Significant Considerations” beginning on page 20 for more information.

Can holders still convert Notes into shares of Vonage common stock?

Yes. If you tender your Notes in the Offer, however, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into shares of our common stock at the conversion rate of 70.32 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $14.22 per share. On July 29, 2008, the closing price of our common stock, as reported on the New York Stock Exchange, was $1.42 per share.

What are the material tax consequences to holders if they tender their Notes?

Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the Notes pursuant to the Offer. A United States Holder (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) who sells Notes to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes and such United States Holder’s adjusted tax basis in the Notes sold. Because we have treated the Notes as debt instruments subject to the Treasury regulations governing contingent payment debt instruments, any such gain will be treated as ordinary interest income. Any such loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss. See “Material United States Federal Income Tax Consequences—United States Holders” beginning on page 23. Non-United States Holders (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) should refer to “Material United States Federal Income Tax Consequences—Non-United States Holders” beginning on page 24 for a discussion of the material United States federal income tax consequences applicable to Non-United States Holders.

Do holders have to pay a brokerage commission for tendering Notes?

No brokerage commissions are payable by holders to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction amount. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

Where can holders get more information regarding the Offer?

If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact D.F. King & Co., Inc, the Information Agent for the Offer, at the phone number or the address set forth on the back cover of this Statement. You also may contact the Dealer Manager for the Offer, at the telephone number or the address set forth on the back cover of this Statement. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

VONAGE HOLDINGS CORP.

We are a leading provider of broadband telephone services that utilize Voice over Internet Protocol, or VoIP, technology. We offer feature-rich, low-cost communications services that provide users an experience similar to traditional telephone services. We launched our service in the United States in October 2002, Canada in November 2004 and the United Kingdom in May 2005. As of June 30, 2008, we had over 2.6 million subscriber lines in service, of which 95% were from customers in the United States.

Our primary source of revenue is subscription fees that we charge customers for our service plans, primarily on a monthly or annual basis. We also generate revenue from the sale of devices that connect a customer’s phone to the Internet and through activation fees we charge customers to activate their service.

We offer our customers a variety of service plans that include a full suite of features typically offered by traditional circuit-switched telephone service providers, such as call waiting, caller ID and call forwarding. In addition, we offer several enhanced features at no additional charge that are not typically offered by traditional telephone service providers, such as area code selection, Web- and e-mail-based voicemail and an account management website that allows customers to add or change their features online. We also offer a number of premium services for an additional fee, such as toll free numbers, fax numbers and virtual phone numbers. We offer low international per minute calling rates for calls to locations outside the United States, Puerto Rico and Canada. We believe the combination of these factors allows us to offer an attractive value proposition to our customers.

Our customers can make and receive calls using a standard telephone plugged into a portable Vonage-enabled device almost anywhere a broadband Internet connection is available. We transmit these calls using VoIP technology, which converts voice signals into digital data packets for transmission over the Internet. We provide our service by using our customers’ existing broadband Internet connections, eliminating the need for us to build or lease costly “last-mile” networks. In addition, our network is based on internally developed software and industry standard servers, rather than the more expensive circuit switches used by traditional telephone service providers. This network design enables us to monitor, maintain and expand our network quickly and efficiently while realizing capital and operating cost savings.

We have invested heavily in an integrated marketing strategy to build brand awareness and drive response rates that supports our sales and distribution efforts. We acquire customers through a number of sales channels, including our websites, toll free numbers, kiosks in shopping malls and a presence in major retailers located in the United States, Canada and the United Kingdom. We also acquire new customers through Refer-a-Friend, our online customer referral program.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any or all of the outstanding Notes. We will cancel the Notes that we purchase in the Offer, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of holders of the Notes for any amendment to the Notes.

On December 16, 2008, holders of our outstanding Notes may require us to repurchase all or a portion of the Notes at a price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest. As of July 30, 2008, there was outstanding $253,460,031 aggregate principal amount of Notes. We are making this Offer at this time in order to give us the ability to repurchase the Notes on an orderly basis in advance of any anticipated exercise of the repurchase rights and to allow Vonage to obtain the financing necessary for such repurchase. Making the Offer and being able to accept for payment all of the Notes that are tendered, subject to the closing and funding the Financing, are also conditions to the availability of the Financing. If we are unable to satisfy the Financing Condition and purchase the Notes tendered pursuant to this Offer, we may not be able to obtain the financing necessary to pay the purchase price in cash for the Notes in the event we are required to repurchase some or all of the Notes upon exercise by the holders of the repurchase rights on December 16, 2008.

In addition, if we are unable to refinance or restructure the Notes or obtain additional debt or equity capital, on favorable terms, or at all, we may face substantial liquidity challenges and we may be forced to reduce or delay capital or other material expenditures, including significantly reducing our marketing expenditures or disposing of material assets to meet our potential repurchase and other obligations. The inability to repurchase, refinance or restructure our Notes could lead to our bankruptcy, reorganization, insolvency or liquidation.

SOURCE AND AMOUNT OF FUNDS

We expect that the net proceeds to us from the Financing together with cash on hand will provide the funds required to purchase all of the Notes sought pursuant to the Offer and to pay all fees and expenses in connection therewith. Vonage’s obligation to purchase Notes validly tendered and not properly withdrawn is subject to the Financing Condition. See the section entitled “Terms of the Offer—Conditions to the Offer” beginning on page 15 of this Statement. Assuming all holders tender all of their Notes and such Notes are accepted pursuant to the Offer on the Expiration Date, the aggregate cost to us of such repurchases, including accrued and unpaid interest on the Notes and all fees and expenses in connection with the Offer, will be approximately $257.6 million.

On July 22, 2008, Vonage entered into the Commitment Letter with Silver Point establishing the terms and conditions of the Financing, which is initially comprised of the Senior Facility and the New Convertible Notes. Pursuant to the Commitment Letter, Silver Point has committed to provide an aggregate of $125 million of the Financing including $70 million of the Senior Facility and $55 million of the New Convertible Notes.

The availability of the Financing is subject to negotiation and execution of definitive documentation for the Financing and various other customary conditions to closing, including, without limitation, the following:

•	Vonage obtaining commitments from a permitted group of lenders and investors for $60 million of the Financing;

•	Vonage being able to accept for payment all of the Notes that are tendered, subject to the closing and funding of the Financing;

•	Vonage holding a stockholders meeting and obtaining stockholder approval of the potential issuance of shares of common stock upon conversion of the New Convertible Notes;

•	Vonage’s delivery of escrow agreements with respect to source code for certain software used by Vonage;

•	Vonage’s modification of certain of its terms of service;

•	Vonage’s delivery of a solvency certificate and analysis; and

•	Vonage obtaining any necessary government and third party approvals and consents for the Financing.

The following description summarizes the proposed terms of the Senior Facility and the New Convertible Notes as provided in the Commitment Letter. Those terms are subject to the negotiation and execution of definitive documentation for the Financing, and certain terms of the Financing could change.

The new Senior Facility will be available to Vonage in a single draw on its closing date. The loans under the Senior Facility will be discounted to 98.5% and will mature five years from the initial closing date. Amounts under the Senior Facility, at our option, will bear interest at:

•	the greater of 4.00% and LIBOR plus, in either case, 10.00%, payable on the last day of each relevant interest period of one, two or three months, or

•

the greater of 6.75% and the higher of (i) the rate quoted in The Wall Street Journal, Money Rates Section as the Prime Rate as in effect from time to time and (ii) the federal funds effective rate from time to time plus 0.50% plus, in either case, 9.00%, payable monthly in arrears.

If we receive specified proceeds, including from certain asset sales, casualty insurance recoveries, extraordinary receipts or debt or equity issuances, we will be required to prepay amounts under the Senior Facility. Prior to the first day occurring on or after January 1, 2009 on which Vonage and its subsidiaries have more than $75 million of unrestricted cash, there will not be any excess cash flow mandatory prepayment requirement. Commencing with the first quarter during which such first day occurs and for each quarter thereafter (whether or not Vonage and its subsidiaries continue to have more than $75 million of unrestricted cash), we shall be required to repay the Senior Facility with 50% of excess cash flow (as defined in a manner to be agreed) for such quarter.

Both voluntary prepayments and mandatory prepayments from debt and equity issuances during the first three years will be subject to a make-whole, and thereafter a premium of 5% in year 4 and 3% in year 5, with the option to prepay the Senior Facility at par three months prior to maturity except as provided in the next sentence. Any mandatory prepayments from asset sales/casualty condemnation and extraordinary receipts will be subject to a premium of 8% in year 1, 7% in year 2, 6% in year 3, 5% in year 4 and 3% in year 5. Any mandatory prepayments from excess cash flow will not be subject to any premium or make-whole. Each make-whole payment and each prepayment premium applied in respect of any mandatory prepayment shall be deducted from the net cash proceeds required to be applied to such prepayment, such that the total amount paid, including premium and make-whole, does not exceed the amount of such net cash proceeds.

The New Convertible Notes will mature seven years from the closing date. Amounts under the New Convertible Notes will bear interest through the first 12 quarterly interest periods at 10% payable in kind quarterly in arrears plus an additional 4% that accrues and compounds quarterly but is not paid until the earliest of (i) the end of the 12th quarterly interest period and (ii) the date the relevant New Convertible Note is converted and (iii) the date the relevant New Convertible Note is repaid or repurchased (including in connection with a fundamental change), at which time such accrued 4% interest will be due and payable in cash. After the 12th quarterly interest period, the New Convertible Notes will bear interest at 14% payable quarterly in arrears in cash. The Convertible Notes may not be redeemed and any prepayments will be subject to a make-whole. We must make an offer to repurchase outstanding New Convertible Notes at 101% upon a fundamental change. A conversion in connection with a fundamental change may result in the issuance of additional shares in excess of the conversion rate.

The New Convertible Notes will be convertible immediately upon issuance at the option of the holder into shares of our common stock based on an initial conversion price that will be equal to the lesser of (i) 110% of the volume weighted average price (“VWAP”) of our common stock for the 30 consecutive trading days prior to the pricing date for the private placement of the New Convertible Notes (which date will be on or after August 15, 2008 and on or prior to the closing date of such private placement) and (ii) $2.00 per share (the “Conversion Price”), provided that if the closing occurs on or before August 18, 2008, the Conversion Price on such date will not be less than $1.65 per share). The VWAP for the 30 consecutive trading days ending on July 24, 2008 was $1.6898. Based on the foregoing formula and assuming a Conversion Price of $1.6898, the applicable conversion rate would have been 537.9815 shares of our common stock per $1,000 principal amount of New Convertible Notes. Conversion of the entire $90 million aggregate principal amount of the New Convertible Notes at such conversion rate would result in the issuance of 48,418,334.41 shares of our common stock, increasing our outstanding shares from 156,125,029 shares (as of June 30, 2008) to 204,543,363.41 shares, or approximately a 31% increase. The 48,418,334.41 shares of our common stock would comprise in excess of 23% of the issued and outstanding shares of common stock after conversion of the New Convertible Notes at such conversion rate. The Conversion Price will be subject to full-ratchet anti-dilution provisions for the first six months after the closing date and customary weighted average anti-dilution provisions thereafter. As a result, any issuance of our common stock at a price below the Conversion Price within six months after the New Convertible Notes are issued will result in a reduction of the Conversion Price to equal the issue price of such common stock.

Subject to certain conditions, we may require the conversion on a pro rata basis of all or a portion of the New Convertible Notes on or after the third anniversary of the closing date, so long as the common stock has (a) a minimum average daily trading volume of 1.5 million shares (subject to proportional anti-dilution adjustments), and (b) a volume weighted average price of greater than 150% of the Conversion Price then in effect, in each case, for the 30 consecutive trading days prior to the date the conversion notice is given; provided that Vonage shall not have such right if Vonage, Jeffrey A. Citron or any of their respective controlled affiliates purchases or takes call equivalent positions on shares of Vonage’s stock on the open market during the period when the price is measured.

The New Convertible Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Amounts borrowed under the Financing will be secured by all assets of Vonage and all of Vonage’s U.S. subsidiaries, including pledges of stock of the guarantors and 65% of the stock of first-tier non U.S. subsidiaries, the cash collateral accounts, certain key-man insurance policies and our leasehold at our headquarters in Holmdel, New Jersey, subject to agreed upon exceptions. The collateral will secure the Senior Facility on a first lien basis and the New Convertible Notes on a second lien basis, subject to an intercreditor agreement.

The proceeds of the Financing will be deposited into a cash collateral account, the proceeds of which will be available to be released to us from time to time for the sole purpose of repaying the Notes at or below par, including any untendered Notes, which we will be required to repurchase in connection with the exercise by the holders thereof of their repurchase rights on December 16, 2008. Prior to the time of, and as a condition to, the first release of funds from the cash collateral account, we must deposit our unrestricted cash such that after such deposit the balance in the account is at least equal to the accreted principal amount of all outstanding Notes as of the date on which we reasonably expect to be obligated to repay them.

In addition, on a daily basis, all unrestricted cash above $30 million will be swept into a concentration account (the “Concentration Account”), and until the balance in the Concentration Account is at least equal to specified Concentration Account minimums, we may not access or make any withdrawals from the Concentration Account. Thereafter, we will have the right to withdraw funds from the Concentration Account in excess of the specified Concentration Account minimums until such time as an event of default has occurred and is continuing and Silver Point takes certain specified steps. The Concentration Account minimums, which will be reduced in the event of certain mandatory repayments and increased by the proceeds of the Incremental Senior Facility, will range from zero to $43.6 million and initially will be $13.6 million.

As of the date hereof, there are no plans to repay the Senior Facility or the New Convertible Notes prior to maturity, and no alternative financing arrangements or alternative financing plans have been made in the event the Financing described is not available as anticipated.

MARKET PRICE INFORMATION

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes, there is no established public market for the Notes. We believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at the conversion rate of 70.32 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $14.22 per share. Our common stock currently is traded on the NYSE under the symbol “VG.” The closing price of our common stock on July 29, 2008 was $1.42 per share.

The following table sets forth the high and low sales prices of our common stock per quarter, as reported by the NYSE, for the periods indicated below.

	High	Low
Year Ended December 31, 2006
2nd Quarter (from May 24)	$17.25	$8.25
3rd Quarter	9.07	6.30
4th Quarter	7.89	6.40
Year Ended December 31, 2007
1st Quarter	$7.01	$2.98
2nd Quarter	4.43	2.83
3rd Quarter	3.19	.89
4th Quarter	2.70	.96
Year Ended December 31, 2008
1st Quarter	$2.43	$1.69
2nd Quarter (through July 29)	2.05	1.40

We have never paid cash dividends on our common stock, and we currently intend to retain all of our future earnings, if any, for general corporate purposes, and if appropriate, to finance the expansion of our business. Any future financing arrangements, including the Financing that we enter into may include limitations on the payment of cash dividends without the consent of the respective lenders.

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a purchase price of $1,000 for each $1,000 principal amount of Notes plus accrued and unpaid interest to, but excluding, the payment date. You will not be required to pay a commission to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. If your Notes are held by a nominee, you should consult that nominee to determine whether it will charge any service fee in connection with the tender of your Notes. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right, but will not be obligated, to:

(1)	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering holders, subject to the conditions set forth below;

(2)	waive any or all of the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not properly withdrawn;

(3)	extend the Expiration Date at any time; or

(4)	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Offer. The Offer will expire at midnight, New York City time, on August 27, 2008, unless we extend it in our sole discretion. You should read the sections entitled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn (or defectively tendered Notes with respect to which we have waived such defect) if, as and when we give oral (promptly confirmed in writing) or written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes accepted for purchase in the Offer with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders, and upon such deposit by us with the Depositary, tendered Notes on account of which such deposit has been made will no longer be deemed to be outstanding and the holders thereof will be deemed to have irrevocably waived any rights they had or may have had thereunder. Notes accepted for purchase pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes validly tendered and not properly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. The transfer or assignment, however, will not relieve us of our obligations under the Offer and will not prejudice holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

None of Vonage, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether or not holders should tender their Notes pursuant to the Offer.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

(1)	If your Notes are registered in your name,

(a)	complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

(b)	mail or deliver the Letter of Transmittal and any other required documents to the Depositary at the address set forth on the back cover of this Statement, and

(c)	either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

(2)	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

(3)	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program (“ATOP”).

If you want to tender your Notes but:

(1)	your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or prior to the Expiration Date,

(2)	you cannot comply with the procedure for book-entry transfer on or prior to the Expiration Date, or

(3)	your other required documents cannot be delivered to the Depositary on or prior to the Expiration Date,

you can still tender your Notes if you comply with the guaranteed delivery procedure described below.

A holder with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee to tender those Notes if such holder desires to tender those Notes. To be valid, tenders must be received by the Depositary on or before the Expiration Date.

Procedure for Tendering Notes

Valid Tender. For a holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) transmitted through ATOP in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

(1)	certificates for tendered Notes must be received by the Depositary at such address; or

(2)	such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message transmitted through ATOP if the tendering holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message transmitted through ATOP and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the tendered Notes are tendered:

(1)	by the registered holder of such Notes, or by a participant in DTC whose name appears on a security position listing as the owner of such Notes, and that holder has not completed either of the boxes titled “A. Special Issuance/Delivery Instructions” or “B. Special Payment Instructions” on page 5 of the Letter of Transmittal; or

(2)	for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes. Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at its address set forth on the back cover of this Statement. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If a holder desires to tender Notes under the Offer and the holder’s certificates are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date, or the procedure for book-entry transfer cannot be completed on or before the Expiration Date, or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Notes may nevertheless be validly tendered, provided that all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;

(2)	the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Statement, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

(3)	the certificates for all tendered Notes, in proper form for transfer, or confirmation of a book-entry transfer of Notes into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

(1)	the tendering holder’s acceptance of the terms and conditions of the Offer; and

(2)	a representation and warranty by the tendering holder that:

(a)	such holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

(b)	when the same are accepted for payment by us, we will acquire good and valid title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes of any holder. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You also may withdraw your Notes if we have not accepted them for payment by September 24, 2008. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holder.

Procedure for Withdrawing Notes. For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal or a Request Message (as defined below) must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

(1)	specify the name of the person who tendered the Notes to be withdrawn;

(2)	contain a description of the Notes to be withdrawn;

(3)	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes (unless such Notes were tendered by book-entry transfer, in which case, specify the name and number of the account at DTC to be credited); and

(4)	be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a Request Message or a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a holder tenders its Notes in the Offer, such holder may convert its Notes only if such holder withdraws its Notes prior to the time such holder’s right to withdraw has expired. The Notes are convertible into shares of our common stock at the conversion rate of 70.32 shares of common stock per $1,000 principal amount of the Notes or a conversion price (subject to adjustment) of $14.22 per share.

Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time on or before the Expiration Date any of the following events has occurred (or been determined by us to have occurred):

(1) the Minimum Tender Condition, which requires $185,000,000 minimum principal amount of Notes being validly tendered and not properly withdrawn, has not been satisfied;

(2) the Financing Condition, which requires the receipt by Vonage of the proceeds of the Financing, has not been satisfied because the Financing is itself subject to a number of conditions; you should read the section entitled “Source and Amount of Funds” beginning on page 7 for more information regarding the Financing Condition and the conditions to the Financing itself;

(3) there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer, or (b) in our reasonable judgment, could have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Vonage and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(4) there shall have occurred any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to have a Material Adverse Effect;

(5) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(6) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Vonage of the Offer or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Vonage;

(7) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets (whether or not mandatory), (b) any material adverse change in the price of the Notes, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (f) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in United States securities or financial markets generally, (h) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(8) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Vonage and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits of the Offer to Vonage.

IMPORTANT: All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Expiration Date.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time on or prior to the Expiration Date, subject to applicable law:

(1)	to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

(2)	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

(3)	to waive in whole or in part any condition to the Offer on or prior to the Expiration Date and accept for payment and purchase all Notes validly tendered and not property withdrawn on or before the Expiration Date.

We may extend the Offer until the satisfaction of the conditions to the completion of the Offer. We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth under “Conditions to the Offer” have not been satisfied or waived by us on or before the Expiration Date, or for any other reason or for no reason at all.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. If, prior to the Expiration Date, we should decide to decrease the aggregate principal amount of Notes being sought or to change the amount of consideration being offered in the Offer, such decrease in the aggregate principal amount of Notes being sought or change in the amount of consideration being offered will be applicable to all holders whose Notes are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the aggregate principal amount of Notes or change in the consideration being offered is first published, sent or given to holders of such Notes, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or Public Relations Newswire. We also will promptly inform the Depositary of any decision to terminate the Offer.

If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of Notes who have validly tendered their Notes in the Offer. In any such event, any Notes previously tendered will be returned promptly to the tendering holders thereof in accordance with Rule 13e-4(f)(5) under the Exchange Act.

INTEREST OF DIRECTORS AND OFFICERS;

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

AND OTHER MATERIAL ARRANGEMENTS

Interest of Directors and Executive Officers

As of June 30, 2008, there was outstanding $253,460,031 aggregate principal amount of Notes. As of June 30, 2008, our directors and executive officers as a group (12 persons) beneficially owned $45,867,956 aggregate principal amount of notes, representing approximately 18.1% of the total number of outstanding Notes. Our directors and executive officers are entitled to participate in the Offer on the same basis as other holders of Notes. We expect that one or more of our directors and officers will tender in the Offer all or a portion of the Notes that they hold.

Name	Office	Principal Amount of Notes Beneficially Owned		Percentage of Notes Outstanding
Marc Lefar	Director, Chief Executive Officer	$—		—%

John S. Rego	Executive Vice President, Chief Financial Officer and Treasurer	—		—

Louis A. Mamakos	Chief Technology Officer	—		—

Jamie Haenggi	Chief Marketing Officer	—		—

Peter Barris	Director	15,221,667	(1)	6.0

Jeffrey A. Citron	Director, Chairman	2,536,944		1.0

Morton David	Director	202,956		0.1

Michael Krupka	Director	27,906,389	(2)	11.0

J. Sanford Miller	Director	—		—

Jeff Misner	Director	—		—

Governor Thomas J. Ridge	Director	—		—

John J. Roberts	Director	—		—

All executive officers and directors as a group (12 persons)		$45,867,956		18.1%

(1)	Includes: $11,416,250 principal amount of Notes owned by New Enterprise Associates 10, L.P. and $3,805,417 principal amount of Notes owned by New Enterprise Associates 11, L.P. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, Forest Baskett, C. Richard Kramlich, Charles M. Linehan, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The address for New Enterprise Associates is 1119 St. Paul Street, Baltimore, MD 21202. Mr. Barris disclaims beneficial ownership of the Notes, except to the extent of his proportionate pecuniary interest therein.

(2)

Includes: (i) $5,073,889 principal amount of Notes owned by Brookside Capital Partners Fund, L.P. (“Brookside Fund”), whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”); (ii) $3,429,949 principal amount of Notes owned by Sankaty Credit Opportunities, L.P.

(“SCO”), whose sole general partner is Sankaty Credit Opportunities Investors, LLC (“SCI”), whose managing member is Sankaty Credit Member, LLC (“SCM”); (iii) $7,184,627 principal amount of Notes owned by Sankaty Credit Opportunities II, L.P. (“SCO II”), whose sole general partner is Sankaty Credit Opportunities Investors II, LLC (“SCI II”), whose managing member is SCM; (iv) $ 6,717,829 principal amount of Notes owned by Prospect Harbor Credit Partners, L.P. (“PH”), whose sole general partner is Prospect Harbor Investors, LLC (“PHI”), whose managing member is SCM; (v) $3,348,767 principal amount of Notes owned by Sankaty High Yield Partners II, L.P., whose sole general partner is Sankaty High Yield Asset Investors II, LLC (“SHYA II”), whose sole managing member is Sankaty Investors II, LLC (“SI II”); and (vi) $2,151,329 principal amount of Notes owned by Sankaty High Yield Partners III, L.P, whose sole general partner is Sankaty High Yield Asset Investors III, LLC (“SYHA III”), whose sole managing member is Sankaty Investors III, LLC (“SI III”). Domenic Ferrante is the managing member of Brookside Management. Jonathan S. Lavine is the managing member of each of SCM, SI II and SI III. Each of Mr. Krupka, Mr. Ferrante and Mr. Lavine is (a) a limited partner of Brookside Investors and (b) a member of Brookside Management, SCI, SCI II, SCM, PHI, SHYA II, SHYA III, SI II and SI III. Mr. Krupka disclaims beneficial ownership of the Notes, except to the extent of his proportionate pecuniary interest therein.

Transactions and Arrangements Concerning the Notes

Neither we, nor, to the best of our knowledge, any of our directors and officers has engaged in transactions involving the Notes during the past 60 days.

Material Agreements Arrangements and Understandings between Vonage and Directors and Executive Officers

We expect one or more of our directors, officers and certain stockholders may purchase the New Convertible Notes. Further, we may enter into stockholder agreements with certain of our directors, officers and other stockholders, who own in the aggregate more than 50% of the total number of shares of our common stock outstanding on August 5, 2008. We expect each of these stockholders to agree to be contractually obligated to vote its shares in favor of the proposal to approve the potential issuance of shares of common stock upon conversion of the New Convertible Notes. These votes will be sufficient to pass the proposal. The information under the heading “Transaction with Related Persons” in our proxy statement on Schedule 14A, filed April 15, 2008, is incorporated herein by reference.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in “Special Note Regarding Forward-Looking Statements.” These are not the only risks we face. Any of these risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

Consummation of the Offer may affect the liquidity, market value and price volatility of the Notes. There is no established public trading market for the Notes. We believe that trading in the Notes has been limited and sporadic. To the extent that some but not all of the Notes are purchased pursuant to the Offer, your ability to trade any Notes you continue to hold will become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer.

There is limited market and trading information with respect to the Notes. The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of the Notes are urged to contact their brokers to obtain the best available information as to current market prices.

The Notes are unsecured. The Notes that remain outstanding upon consummation of the Offer will remain our obligations with regard to payments of principal, interest and premium. However, the Notes are unsecured and in the event of our insolvency, liquidation, reorganization or default on our indebtedness, we will not be able to make payments on Notes that remain outstanding after consummation of the Offer until we have paid in full all of our senior indebtedness, if any. We may, therefore, not have sufficient assets to pay the amounts due on such Notes. We are not prohibited from incurring debt under the terms of the Notes, including debt senior to, on parity with or subordinate to the Notes. If we incur additional debt, our ability to pay amounts due on Notes that remain outstanding upon consummation of the Offer could be adversely affected. Amounts borrowed under the Financing, including the New Convertible Notes, will be primary obligations of or will be guaranteed by most of our subsidiaries and will be secured by the assets of certain of our U.S. subsidiaries, including pledges of stock of the guarantors and 65% of the stock of first-tier non U.S. subsidiaries, the cash collateral accounts described below, certain key-man insurance policies and our leasehold at our headquarters in Holmdel, New Jersey, subject to agreed upon exceptions. The collateral will secure the Senior Facility on a first lien basis and the New Convertible Notes on a second lien basis, subject to an intercreditor agreement. As a result, in the event of any bankruptcy or insolvency, holders of the amounts outstanding under the Financing will have a prior claim on substantially all of the assets of Vonage and its U.S. subsidiaries which will secure the Financing. You should read the section entitled “Source and Amount of Funds” on page 7 for more information.

We may not have funds to repurchase the Notes on December 16, 2008. We are making the Offer at this time in order to give us the ability to repurchase the Notes on an orderly basis in advance of any anticipated exercise of the repurchase rights and to allow Vonage to obtain the financing necessary for such repurchase. If we are unable to satisfy the Financing Condition and purchase the Notes tendered pursuant to the Offer, we may not be able to obtain the financing necessary to pay the purchase price in cash for the Notes in the event we are required to repurchase some or all of the Notes upon exercise by the holders of the repurchase rights on December 16, 2008.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Statement and the documents that are incorporated by reference into this Statement include statements which are deemed to be “forward-looking”. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended or using other similar expressions. We do not intend to update these forward-looking statements, except as required by law.

We are making you aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Statement, any exhibits to this Statement and other public statements we make. Such factors include, but are not limited to: our damaging and disruptive intellectual property and other litigation; our convertible notes, which can be put to us in December 2008; our ability to complete the Financing as described in this Statement; our rate of customer terminations; our history of net operating losses and our need for cash to finance our growth; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Annual Reports on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.vonage.com. The information contained on our website is not incorporated by reference in this Statement and you should not consider it a part of this Statement.

We have filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this Statement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Statement. Any statement made in a document incorporated by reference in this Statement is deemed to be modified or superseded for purposes of this Statement to the extent that a statement in this Statement modifies or supersedes the statement.

We incorporate by reference the filings listed below, which have previously been filed with the SEC (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this Statement.

(1)	Our annual report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008;

(2)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed on May 12, 2008;

(3)	Our proxy statement on Schedule 14A , filed on April 15, 2008; and

(4)	Our current reports on Form 8-K filed on January 3, 2008, February 8, 2008, February 13, 2008, March 14, 2008; March 17, 2008, March 21, 2008, April 10, 2008, April 25, 2008, June 17, 2008 and July 24, 2008.

You may obtain copies of documents incorporated by reference in this document (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Statement incorporates), without charge, by writing to us at the following address or calling us at the telephone number listed below:

Vonage Holdings Corp.

23 Main Street

Holmdel, NJ 07733

Telephone: (732) 528-2600

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This is a summary of the material United States federal income tax consequences related to a sale of Notes by beneficial owners of Notes pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain United States expatriates, tax-exempt entities, persons using a mark-to-market method of accounting for United States federal income tax purposes, persons holding Notes in a tax-deferred or tax-advantaged account, as a position in a “straddle” or as part of a “hedge,” “conversion” or other risk reduction transaction for such tax purposes. The discussion does not address all of the tax consequences that may be relevant to a sale of Notes, including the United States federal estate, gift or alternative minimum tax consequences or any state, local or foreign tax consequences of the sale of Notes.

To ensure compliance with the requirements imposed by the Internal Revenue Service (the “IRS”), you should be aware that any discussion of the United States federal tax issues set forth below was written to support the promotion and marketing of the Notes. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any United States tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

The United States federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal income tax purposes) that sells the Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

Holders who tender Notes and participate in the Financing are urged to consult their tax advisors as to the possible application of U.S. federal income tax rules that would defer recognition of loss on a sale of the Notes.

Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

United States Holders

For purposes of this discussion, a “United States Holder” is a beneficial owner of the Notes who or which is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, may also be treated as United States Holders.

Sale of Notes

We have treated the Notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”) for U.S. federal income tax purposes. Pursuant to the contingent debt regulations, United States Holders have generally been required to accrue interest income at the “comparable yield” to maturity of the Notes, which is 12 percent, compounded quarterly.

Generally, the sale of a Note for cash will result in taxable gain or loss to a United States Holder. The amount of gain or loss on a sale of a Note will be equal to the difference between (a) the amount of cash received by the United States Holder, and (b) the United States Holder’s adjusted tax basis in the Note. A United States Holder’s adjusted tax basis in a Note generally will be equal to the United States Holder’s original purchase price for the Note, increased by any interest income previously accrued by the United States Holder (generally equal to the comparable yield of the Notes, adjusted for “net positive adjustments” and “net negative adjustments” under the contingent debt regulations) and decreased by the amount of any payments actually received.

Gain recognized upon a sale of a Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the Note is held for more than one year). The deductibility of capital losses is subject to limitations.

If a United States Holder purchased a Note at a price other than the issue price or subsequent to the initial offering, such holder’s adjusted tax basis in the Note will be further adjusted for market discount or acquisition premium, as applicable. Under the contingent debt regulations, the general rules for accrual of market discount or acquisition premium do not apply; rather, the contingent debt regulations require a holder to reasonably allocate the difference, if any, between its tax basis at the time of acquisition and the issue price (or adjusted issue price, as the case may be) to (i) daily portions of original issue discount or (ii) projected payments over the remaining term of the Note, with corresponding positive or negative adjustments to income or loss and tax basis as provided by the regulations.

Non-Tendering United States Holders

A United States Holder who does not tender a Note and who converts the Note into shares of our common stock will be treated as receiving a payment under the contingent debt regulations. Under this treatment, a conversion of a Note into common stock will result in taxable gain or loss to a United States Holder.

There will be no tax consequences by reason of the Offer to a United States Holder who does not convert or tender a Note pursuant to the Offer.

Backup Withholding Tax and Information Reporting

The proceeds of the sale of the Notes may be subject to information reporting and United States federal backup withholding tax if the United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a United States Holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of the Notes, other than a partnership, that is not a United States Holder as defined above. Each Non-United States Holder is urged to consult his or her own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the sale of the Notes.

Sale of Notes

Any gain realized on a sale of Notes will be exempt from U.S. federal income or withholding tax, provided that: (i) such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; and (iv) we are not and have not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code (which we believe to be the case).

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-United States Holder of Notes is engaged in a trade or business in the United States, and if income on the Notes is effectively connected with the conduct of such trade or business (and, if a treaty applies, is attributable to a U.S. permanent establishment), the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular U.S. federal income tax on any gain realized on the sale of the Notes in the same manner as if it were a United States Holder.

In lieu of the certificate described in the preceding paragraph, such a Non-United States Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-United States Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from the sale of the Notes, and Non-United States Holders may be subject to U.S. backup withholding on the proceeds from the sale of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s U.S. federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

Miller Buckfire & Co., LLC is acting as the Dealer Manager for the Offer. In this capacity Miller Buckfire & Co., LLC may contact holders or beneficial owners of the Notes regarding the Offer and may ask brokers, dealers, commercial banks and others to mail this Statement and other materials to beneficial owners of the Notes. We have agreed to pay the Dealer Manager an aggregate fee for its services as Dealer Manager equal to $625,000. We have agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

The Dealer Manager and its affiliates may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. They expect to receive, customary fees and commissions for these transactions. At any time, the Dealer Manager may trade the Notes or our common stock for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or our common stock. The Dealer Manager is not obligated to make a market in the Notes.

Any holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the telephone number and address set forth on the back cover page of this Statement.

Depositary and Information Agent

The Depositary for the Offer is American Stock Transfer & Trust Company, LLC. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. As compensation for its services, the Depositary will receive a flat fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the United States federal securities laws.

D.F. King & Co., Inc. is acting as the Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Statement.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

In connection with the Offer, directors and officers of the Company and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Directors and officers of the Company will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of the Notes.

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections entitled “Documents Incorporated by Reference” and “Where You Can Find More Information.”

THE DEPOSITARY FOR THE OFFER IS:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions regarding the terms of the Offer may be directed to the Dealer Manager at the phone number and address below.

THE DEALER MANAGER FOR THE OFFER IS:

Miller Buckfire & Co., LLC

153 East 53rd Street

New York, NY 10022

Attention: Marc D. Puntus

For Information: 212-895-1800

Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and address below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers call collect: 212-269-5550

All others call toll free: 1-888-628-9011